UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
Current Report
Pursuant to Section 13 or 13(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 13, 2014
UROPLASTY, INC.
(Exact name of registrant as specified in its charter)
Minnesota	001-32632	41-1719250
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5420 Feltl Road Minnetonka, Minnesota	55343
(Address of Principal Executive Offices)	(Zip Code)

(952) 426-6140
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)            On October 13, 2014, Thomas E. Jamison and Lee A. Jones each tendered their respective resignations from the Board of Directors of Uroplasty, Inc. effective October 15.  Neither Mr. Jamison’s nor Ms. Jones’ resignation was the result of any disagreement with Uroplasty on any matter relating to its operations, policies or practices.  Uroplasty would like to thank each of Mr. Jamison and Ms. Jones for their many contributions to the Board and Uroplasty.
(d)            On October 15, 2014, the Board of Directors of Uroplasty, Inc. appointed Kenneth H. Paulus to fill the vacancy created by Mr. Jamison’s resignation and to serve as a Class III director of Uroplasty with a term expiring at the 2016 Annual Meeting of Shareholders.
Mr. Paulus will chair the Uroplasty’s Compensation Committee and also serve as a member of its Nominating Committee.  Mr. Paulus will be compensated for his services on the Board in the same fashion as other independent Board members.
Mr. Paulus, age 55, is the president and chief executive officer of Allina Health, a healthcare delivery system serving Minnesota and western Wisconsin with more than $3.5 billion in annual revenue that owns and operates 90 clinics, 12 hospitals and 15 pharmacies, and employs 26,000 team members.  He joined Allina in 2005 as its Chief Operating Officer after serving five years as the President and CEO of HealthOne Care System (now Atrius Health System).
Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated October 15, 2014 (filed herewith)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
UROPLASTY, INC.

By:	/s/ Brett Reynolds
Brett Reynolds
Senior Vice President, Chief Financial Officer and Corporate Secretary
Dated:   October 15, 2014

UROPLASTY, INC.

FORM 8-K
Exhibit Index

Exhibit No.	Description	Method of Filing

99.1	Press Release dated October 15, 2014	Filed herewith